Exhibit 99.1

1000 Louisiana, Suite 4300 Houston, TX 77002 713.584.1000 www.targaresources.com

Targa Resources, Inc. Reports Fourth Quarter and Full Year 2008 Financial Results

HOUSTON—February 25, 2009—Targa Resources, Inc. (“Targa” or the “Company”) today reported fourth quarter and full year 2008 net income of $9.2 million and $52.9 million, respectively, compared to net income of $32.3 and $68.6 million for the fourth quarter and full year of 2007, respectively. Targa reported earnings before interest, income taxes, depreciation and amortization and non-cash income or loss related to derivative instruments (“Adjusted EBITDA”) of $89.2 million and $364.9 million for the fourth quarter and full year 2008, respectively, as compared to $116.5 million and $375.8 million for the fourth quarter and full year of 2007, respectively. Please see the section of this release entitled “Non-GAAP Financial Measures” for a discussion of Adjusted EBITDA and operating margin and reconciliations of such measures to the comparable GAAP measures.

“Despite the ongoing impacts from hurricanes Gustav and Ike, as well as continued weakness in the general economy, we are pleased with Targa’s full year 2008 operating and financial results,” said Rene Joyce, Chief Executive Officer of Targa Resources, Inc. “We believe that our strong liquidity and hedge program currently allow us to fund our operations entirely from internal cash flow as we continue to assess the durations and ultimate impacts of the decline in commodity prices and the disruption in the capital markets. We will continue to execute with a focus on cost control and discipline regarding capital expenditures while we monitor developments in our markets and areas of operation,” added Rene Joyce.

	Quarter Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(In millions)
Revenues	$1,151.6	$2,346.3	$7,970.2	$7,269.7
Product purchases	988.4	2,124.7	7,189.8	6,498.0
Operating expenses	66.8	67.3	275.2	247.1
Depreciation and amortization expense	42.9	37.3	160.9	148.1
General and administrative expense	17.2	17.9	95.9	96.1
Casualty loss	1.4	—	19.3	—
Gain on sales of assets	(1.4)	—	(5.9)	(0.1)

Income from operations	36.3	99.1	235.0	280.5
Interest expense, net	(28.2)	(29.8)	(102.0)	(142.6)
Gain on insurance claims	—	—	18.6	—
Equity in earnings of unconsolidated investments	0.8	2.1	14.0	10.1
Minority interest / non-controlling interest	(15.9)	(21.0)	(98.0)	(48.1)
Other	12.9	—	11.6	—
Income tax (expense) benefit	3.3	(18.1)	(26.3)	(31.3)

Net income	$9.2	$32.3	$52.9	$68.6

Financial data:
Operating margin	$96.4	$154.3	$505.2	$524.6
Adjusted EBITDA	89.2	116.5	364.9	375.8

	Quarter Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Operating data:
Gathering throughput, MMcf/d	1,446.6	2,123.7	1,886.7	2,025.9
Plant natural gas inlet, MMcf/d	1,404.3	2,081.0	1,846.4	1,982.8
Gross NGL production, MBbl/d	98.2	109.1	101.9	106.6
Natural gas sales, BBtu/d	553.5	526.3	532.1	526.5
NGL sales, MBbl/d	254.4	354.8	286.9	320.8
Condensate sales, MBbl/d	4.0	3.8	3.8	3.9

Average realized prices:
Natural gas, $/MMBtu	5.75	6.54	8.20	6.56
NGL, $/gal	0.80	1.44	1.38	1.18
Condensate, $/Bbl	52.05	85.75	91.28	70.01

Review of Fourth Quarter Results

The Company recorded fourth quarter 2008 net income of $9.2 million, compared to net income of $32.3 million for the fourth quarter of 2007. The primary drivers for the decrease were:

•	a $57.9 million decrease in operating margin, offset by;

•	a $13.1 million debt extinguishment gain; and

•	a $21.4 million decrease in income tax expense.

Fourth quarter 2008 gathering throughput and plant natural gas inlet were each approximately 1.4 Bcf/d, or 32% and 33% lower, respectively, than for the fourth quarter of 2007. Fourth quarter 2008 gross NGL production of 98.2 MBbl/d was 10% lower than the fourth quarter of 2007.

Review of Full Year Results

Net income for the full year of 2008 was $52.9 million, compared to net income of $68.6 million for the full year of 2007. The primary drivers for the decrease were:

•	an 11% increase in product purchases

•	a decrease in NGL sales volumes of 11%

•	an 11% increase in operating expense

•	a 104% increase in non-controlling and minority interest expense; and

•	a $19.3 million loss reserve for facilities damaged by hurricanes Gustav and Ike, offset by:

•	increases in average realized natural gas, NGL and condensate prices of 25%, 17%, and 30%, respectively

•	a $25.6 million increase in business interruption insurance

•	a $22.2 million increase in fee revenue

•	a $5.8 million increase in gain on asset sales

•	a 28% decrease in interest expense

•	a 16% decrease in income tax expense; and

•	a gain of $18.6 million on property damage insurance claims

Gathering throughput and plant natural gas inlet of 1.9 and 1.8 Bcf/d, respectively, for the full year of 2008 were each 7% lower than for 2007. Gross NGL production of 101.9 MBbl/d was 4% lower than for 2007.

Review of Segment Performance

The following discussion of segment performance includes inter-segment revenues. The Company views segment operating margin as an important performance measure of the core profitability of its operations. This measure is a key component of internal financial reporting and is reviewed for consistency and trend analysis. The generally accepted accounting principles (“GAAP”) measure most directly comparable to segment operating margin is net income. Operating margin is a non-GAAP financial measure that is defined later in this release.

Natural Gas Gathering and Processing Segment

Our Natural Gas Gathering and Processing segment, which includes Targa Resources Partners LP (“Targa Resources Partners” or the “Partnership”), consists of the gathering of natural gas produced from oil and gas wells and processing this raw natural gas into merchantable natural gas by extracting natural gas liquids and removing impurities.

The following table provides summary data regarding results of operations of this segment for the periods presented:

	Quarter Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(In millions, except operating and price data)
Operating statistics:
Gathering throughput, MMcf/d	1,446.6	2,123.7	1,886.7	2,025.9
Plant natural gas inlet, MMcf/d	1,404.3	2,081.0	1,846.4	1,982.8
Gross NGL production, MBbl/d	98.2	109.1	101.9	106.6

Natural gas sales, BBtu/d	570.7	545.5	550.0	544.6
NGL sales, MBbl/d	78.2	94.4	85.8	91.6
Condensate sales, MBbl/d	5.0	4.5	5.0	5.0
Average realized prices:
Natural gas, $/MMBtu	5.77	6.55	8.23	6.57
NGL, $/gal	0.65	1.29	1.20	1.05
Condensate, $/Bbl	47.82	82.55	85.57	65.92

Revenues	$536.3	$838.3	$3,440.3	$2,917.9
Product purchases	(425.6)	(691.7)	(2,880.6)	(2,387.9)
Operating expenses	(33.5)	(36.6)	(135.8)	(123.3)

Operating margin	$77.2	$110.0	$423.9	$406.7

Equity in earnings of VESCO	$—	$1.5	$10.2	$6.6

Review of Fourth Quarter Results

Revenues decreased by $302.0 million, or 36%, to $536.3 million for the fourth quarter of 2008 compared to $838.3 million for the fourth quarter of 2007. The decrease was primarily due to lower natural gas and NGL prices and lower NGL sales volumes, offset by higher natural gas sales volumes. The lower volumes were primarily the result of natural gas processing plant disruptions due to hurricanes Gustav and Ike.

Fourth quarter 2008 realized prices for natural gas, NGLs and condensate decreased by 12%, 50% and 42%, respectively, compared to fourth quarter 2007 realized prices.

Natural gas sales volumes increased by 25.2 BBtu/d, or 5%, to 570.7 BBtu/d for the fourth quarter of 2008 compared to 545.5 BBtu/d for the fourth quarter of 2007. Fourth quarter 2008 NGL sales volumes decreased by 16.2 MBbl/d, or 17% to 78.2 MBbl/d for the fourth quarter of 2008 compared to 94.4 MBbl/d for the same period in 2007. Condensate sales volumes increased by 0.5 MBbl/d, or 11%, to 5 MBbl/d for the fourth quarter of 2008 compared to 4.5 MBbl/d for the same period in 2007.

Product purchases decreased by $266.1 million, or 38%, to $425.6 million for the fourth quarter of 2008 compared to $691.7 million for the fourth quarter of 2007. The decrease was due primarily to lower commodity prices and volumes.

Operating expenses decreased by $3.1 million, or 8%, to $33.5 million for the fourth quarter of 2008 compared to $36.6 million for the fourth quarter of 2007.

Review of Full Year Results

Revenues increased by $522.4 million, or 18%, to $3,440.3 million for the full year of 2008 compared to $2,917.9 million for the full year of 2007. The increase was primarily due to higher natural gas, NGL and condensate prices, partially offset by lower NGL sales volumes. The lower volumes were primarily the result of natural gas processing plant disruptions due to hurricanes Gustav and Ike.

Average realized prices for natural gas, NGLs and condensate were 25%, 14% and 30% higher for the full year of 2008 compared to the full year of 2007.

Natural gas sales volumes increased by 5.4 BBtu/d, or 1%, to 550.0 BBtu/d for the full year of 2008 compared to 544.6 BBtu/d for the same period of 2007. NGL sales volumes decreased by 5.8 MBbl/d, or 6%, to 85.8 MBbl/d for the full year of 2008 compared to 91.6 MBbl/d for the full year of 2007. Condensate sales volumes were flat at 5.0 MBbl/d for the full year of 2008 compared to the full year of 2007.

Product purchases increased by $492.7 million, or 21%, to $2,880.6 million for the full year of 2008 compared to $2,387.9 million for the same period in 2007. The increase was due primarily to higher commodity prices mentioned above offset by lower volumes.

Operating expenses increased by $12.5 million, or 10%, to $135.8 million for the full year of 2008 compared to $123.3 million for the full year of 2007. The increase was primarily due to higher costs for general maintenance and chemicals and lubricants.

Logistics Assets Segment

Our Logistics Assets segment is involved with gathering and storing mixed NGLs and fractionating, storing, treating and transporting finished NGLs. These assets are generally connected to and supplied, in part, by our Natural Gas Gathering and Processing segment and are predominantly located in Mont Belvieu, and Galena Park, Texas and West Louisiana.

The following table provides summary data regarding results of operations of this segment for the periods presented:

	Quarter Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(In millions, except operating and price data)
Operating statistics:
Fractionation volumes, MBbl/d	190.8	215.0	212.2	209.2
Treating volumes, MBbl/d	25.7	16.8	20.7	9.1

Revenues from services	$53.7	$51.6	$235.5	$195.2
Other revenues	2.0	(1.5)	2.5	—

	55.7	50.1	238.0	195.2
Operating expenses	(40.2)	(39.2)	(188.4)	(155.6)

Operating margin	$15.5	$10.9	$49.6	$39.6

Equity in earnings of GCF	$0.9	$0.6	$3.9	$3.5

Review of Fourth Quarter Results

Revenues from services (fractionation, terminalling and storage, transportation and treating) increased by $2.1 million, or 4%, to $53.7 million for the fourth quarter of 2008 compared to $51.6 million for the fourth quarter of 2007. The increase was primarily from higher prices, somewhat offset by lower volumes.

Operating expenses increased by $1.0 million, or 3%, to $40.2 million for the 2008 quarter compared to $39.2 million for the same period in 2007. The increase was primarily from increased contract transportation and fuel costs, offset partially by lower fuel and electricity costs as a result of lower volumes.

Review of Full Year Results

Revenues from fractionation, terminalling and storage, transport, and treating increased $40.3 million, or 21%, to $235.5 million for 2008 compared to $195.2 million for 2007. The increase was due to higher service rates, a full year of commercial operations at our LSNG unit in 2008 compared to six months of operations in 2007, increased treating and related service revenues, additional transport fees from spot barge activity and additional terminalling revenue from a new common carrier connection.

Operating expenses increased $32.8 million, or 21%, to $188.4 million for 2008 compared to $155.6 million for 2007. The increase was primarily the result of higher fuel and utilities expense, increased LSNG unit and other facility maintenance costs, plant turnaround costs and third-party fractionation expense, additional barge activity, inventory adjustments and pipeline integrity costs.

NGL Distribution and Marketing Services Segment

Our NGL Distribution and Marketing segment markets our own natural gas liquids production and also purchased natural gas liquids products in selected United States markets. The following table provides summary data regarding results of operations of this segment for the periods presented:

	Quarter Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(In millions, except operating and price data)
Operating and price data:
NGL sales, MBbl/d	206.0	300.7	244.6	275.6
NGL realized price, $/gal	0.76	1.41	1.38	1.16

NGL sales revenues	$607.8	$1,639.0	$5,172.2	$4,889.3
Other revenues	1.6	1.0	12.5	6.5

	609.4	1,640.0	5,184.7	4,895.8
Product purchases	(605.7)	(1,618.3)	(5,164.5)	(4,838.8)
Operating expenses	(0.2)	(0.1)	(1.7)	(1.5)

Operating margin	$3.5	$21.6	$18.5	$55.5

Review of Fourth Quarter Results

NGL sales revenues decreased by $1,031.2 million, or 63%, to $607.8 million for the fourth quarter of 2008 compared to $1,639 million for the same period in 2007. The decrease comprised a $515.0 million decrease from lower realized NGL prices, down 46% to $0.76 for the fourth quarter of 2008 from $1.41 for the same period in 2007, and a $516.2 million decrease from lower sales volumes, down 31% to 206.0 MBbl/d for the fourth quarter of 2008 compared to 300.7 MBbl/d for the same period in 2007. The decrease in sales volumes was primarily attributable to lower customer operational rates and demand as well as continued supply disruptions as a result of hurricanes Ike and Gustav.

Product purchases decreased by $1,012.6 million, or 63%, to $605.7 million for the fourth quarter of 2008 compared to $1,618.3 million for the same period in 2007. A $502.9 million decrease from lower commodity prices was combined with a $509.7 million decrease from lower purchased volumes.

Review of Full Year Results

NGL sales revenues increased $282.9 million, or 6%, to $5,172.2 million for 2008 compared to $4,889.3 million for 2007. Higher market prices increased revenue by $821.0 million partially offset by lower sales volume, which decreased revenue by $538.1 million. The increase in other revenues was primarily from higher business interruption insurance revenues during 2008.

NGL sales decreased 31.0 MBbl/d, or 11%, to 244.6 MBbl/d for 2008 compared to 275.6 MBbl/d for 2007. The decrease was primarily the result of disruptions due to hurricanes Gustav and Ike as well as reduced petrochemical operating rates for 2008 as compared to 2007.

Product purchases increased $325.7 million, or 7%, to $5,164.5 million for 2008 compared to $4,838.8 million for 2007. Higher market prices increased product purchases by $858.2 million partially offset by lower volumes, which decreased product purchases by $532.5 million.

Wholesale Marketing Segment

Our Wholesale Marketing segment includes our refinery services business and wholesale propane marketing operations. In our refinery services business, we provide LPG (liquefied petroleum gas) balancing services, purchasing natural gas liquids products from refinery customers and selling natural gas liquids products to various customers. Our wholesale propane marketing operations include the sale of propane and related logistics services to multi-state retailers, independent retailers and other end-users. Wholesale Marketing operates principally in the United States and has a small marketing presence in Canada.

The following table provides summary data regarding results of operations of this segment for the periods presented:

	Quarter Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Operating and price data:
NGL sales, MBbl/d	69.8	78.6	62.5	64.0
NGL realized price, $/gal	1.03	1.64	1.51	1.33

NGL sales revenues	$278.0	$497.3	$1,453.3	$1,301.4
Other revenues	0.9	—	6.8	1.2

	278.9	497.3	1,460.1	1,302.6
Product purchases	(278.6)	(485.5)	(1,446.8)	(1,279.8)
Operating expenses	(0.1)	—	(0.1)	—

Operating margin	$0.2	$11.8	$13.2	$22.8

Review of Fourth Quarter Results

NGL sales revenue decreased by $219.3 million, or 44%, to $278.0 million for the fourth quarter of 2008 compared to $497.3 million for the fourth quarter of 2007. Lower realized NGL prices and lower sales volumes decreased revenue $163.6 and $55.7 million, respectively. The decrease in realized NGL prices was due to lower overall market prices for all components, particularly lower propane prices which were down $0.56 per gallon.

Product purchases decreased by $206.9 million, or 43%, to $278.6 million for the fourth quarter of 2008 compared to $485.5 million for the fourth quarter of 2007. Lower NGL market prices and lower sales volumes decreased product purchases by $152.5 million and $54.4 million. In addition, charges of $6.0 million and $0.2 million were taken in 2008 and 2007 to reduce the carrying value of NGL inventory to its realizable value.

Review of Full Year Results

NGL sales revenues increased $151.9 million, or 12%, to $1,453.3 million for 2008 compared to $1,301.4 million for 2007. Higher NGL market prices increased revenue $178.9 million partially offset by lower sales volumes, which decreased revenue by $27.0 million. The increase in other revenues consists primarily of a $5.7 million increase in business interruption insurance revenues.

Our average realized price for NGL increased $0.18 per gallon, or 14%, to $1.51 per gallon for 2008 compared to $1.33 per gallon for 2007. The increase was primarily due to higher overall market prices for all components. However, market prices dropped significantly in the fourth quarter of 2008 due to overall market conditions. NGL sales decreased 1.5 MBbl/d, or 2%, to 62.5 MBbl/d for 2008 compared to 64 MBbl/d for 2007. The decrease in volumes is due primarily to the expiration of refinery supply agreements and an operating disruption at a customer facility.

Product purchases increased $167.0 million, or 13%, to $1,446.8 million for 2008 compared to $1,279.8 million for 2007. Higher NGL market prices increased product purchases by $193.6 million, partially offset by lower volumes, which decreased product purchases by $26.6 million.

Targa Resources Partners LP

Targa currently owns approximately 26.5% of the Partnership, including its 2% general partner interest. Targa Resources GP LLC, the general partner of the Partnership, is wholly owned by Targa. Targa consolidates the Partnership’s assets, liabilities and results of operations due to its control of the Partnership through its general partner interest.

On January 23, 2009, the Partnership announced a cash distribution of $0.5175 per common and subordinated unit, or $2.07 per unit on an annualized basis, for the fourth quarter of 2008. This cash distribution was paid February 13, 2009 on all outstanding common and subordinated units to holders of record as of the close of business on February 4, 2009.

Contract Mix and Hedges

For the year ended December 31, 2008, approximately 55% of Targa’s gathered volumes were processed under percent-of-proceeds contracts, 17% were fee-based, 21% were hybrid contracts, and 7% were wellhead purchases or keep-whole. Under percent-of-proceeds contracts, we receive a portion of the natural gas and/or NGLs as payment for our services. As a result, we are exposed to price risk on the portion of commodities that we receive as payment, which we refer to as our equity volumes. To mitigate the impact of commodity price fluctuations on our business, we enter into hedging contracts.

Capitalization / Liquidity Update

Targa’s senior secured credit facility consists of: (i) a $1.25 billion term loan maturing in 2012 of which $522.2 million remains outstanding (“Term Loan”), (ii) a $300 million synthetic letter of credit facility maturing in 2012 (“Synthetic LC Facility”) and (iii) a $250 million revolving credit facility maturing in 2011 (“Revolver”). In addition, $250 million of our 8.5% senior unsecured notes due 2013 (the “Notes”) are outstanding.

Total funded debt as of December 31, 2008 was $1,564.9 million, of which, $696.8 million is debt of the Partnership that is non-recourse to Targa but is consolidated. Excluding the debt of the Partnership, Targa’s total funded debt on December 31, 2008 was $868.1 million consisting of the $250 million Notes, $95.9 million outstanding under the Revolver and $522.2 million outstanding under the Term Loan.

At December 31, 2008, Targa’s total liquidity, excluding the Partnership, was $424.9 million, which included $143.9 million of available borrowings under the Revolver and $281 million of cash. In addition, Targa also had approximately $186 million available for the issuance of letters of credit under the Synthetic LC Facility.

October 16, 2008, we requested a $100 million funding under our credit facility. A Lehman Brothers’ affiliate, a lender under our credit facility, defaulted on its portion of this borrowing request, resulting in actual funding of $95.9 million. As a result, we believe the availability under our credit facility has been effectively reduced by approximately $10 million. On the same date, the Partnership requested a $100 million funding under the Partnership’s credit facility and a Lehman Brothers’ affiliate, a lender under the Partnership’s credit facility, defaulted on its portion of the Partnership’s borrowing request resulting in actual funding of $97.8 million. As a result of the default, we believe the availability under the Partnership’s credit facility has been effectively reduced by approximately $10 million.

As of December 31, 2008, the Partnership had $342.5 million in capacity available under its credit facility, after giving effect to the Lehman default and $81.8 million of cash, bringing total liquidity to $424.3 million.

Both Targa and the Partnership have strong liquidity positions, are well within their respective financial covenants and have no near term maturities under their credit facilities or senior notes. We continue to monitor our liquidity and conditions in the credit markets and events and circumstances surrounding each of the lenders in our credit facility and the lenders in the Partnership’s credit facility. To date, other than the Lehman defaults, neither we nor the Partnership have experienced any disruptions in the ability to access our respective bank credit facilities. However, we cannot predict with any certainty the impact to us of any further disruption in the credit environment.

Hurricane Update

During 2008, we received $48.3 million and $37 million related to property damage and business interruption insurance claims, most of which was in connection with the final resolution of our claims related to Katrina under our onshore property insurance programs.

In September 2008, certain of our facilities in Louisiana and Texas sustained damage and had disruption to their operations from hurricanes Gustav and Ike. Hurricane Gustav made landfall near Cocodrie, Louisiana on September 1, 2008. Hurricane Ike made landfall at Galveston, Texas on September 13, 2008. Our Venice and Yscloskey gas processing plants were impacted by the storm surge caused by both hurricanes, though damage at these two facilities was not substantial. The Venice gas plant was processing gas by early October. The Yscloskey gas plant start-up and commissioning timing was delayed as a result of hurricane damage to the Tennessee Gas Pipeline Bluewater offshore system, which has now been substantially repaired, enabling the plant to start up in January 2009. Volumes available for processing at both facilities were impacted by third-party offshore production shut-ins ahead of the hurricanes and continued to be impacted by damage to third-party facilities from the hurricanes.

In Texas, our Galena Park marine terminal sustained a significant storm surge from Ike, resulting in damage to the docks, associated piping and related infrastructure. Temporary repairs restored limited barge and ship cargo transfers by late September, with full loading/offloading capabilities restored in the fourth quarter. Some remaining permanent repairs are ongoing and expected to be completed early in the second quarter of 2009. Galena Park’s shore-side facilities sustained relatively minor flood damage. Our Mont Belvieu complex sustained relatively minor wind damage and was fully operational by late September. Ike’s storm surge significantly impacted our Stingray and Barracuda gas processing facilities and our Hackberry storage facility, all of which are located in Cameron Parish, Louisiana. Operations at Hackberry resumed partial functionality in late September and full functionality by the end of the fourth quarter; with some permanent repairs ongoing and expected to be completed in the first quarter 2009. Gas processing operations at Stingray and Barracuda are anticipated to resume during the second quarter of 2009.

We currently estimate the cost associated with our interest for repairs to the impacted facilities to be approximately $65 million. We believe that we have adequate insurance coverage (subject to customary deductibles, limits and sub-limits) to cover the respective facility repair costs and to offset the majority of the associated lost profits as a result of the hurricanes. The property damage deductibles under our insurance coverage will reduce our ultimate property damage insurance recoveries by approximately $14 million. We will have additional out of pocket costs associated with improvements (e.g., elevating critical equipment) that may not be covered by insurance. During 2008, we recorded a loss provision of $19.3 million ($17.9 million, net to our ownership interest) for our estimated out-of-pocket cleanup and repair costs related to these two hurricanes, after estimated insurance proceeds.

We are still in the process of analyzing the factors affecting the amount of our business interruption claims. We maintain a 30 day time-element business interruption waiting period for our onshore facilities, and a 45 day time-element contingent business interruption waiting period for third-party offshore property damage related income impacts to our onshore facilities. Based on the information currently available to us we believe that we could receive business interruption claim proceeds in excess of $10 million. We will recognize income from business interruption claims in the period that a proof of loss is executed with the insurance company.

About Targa

Targa is a leading provider of midstream natural gas and natural gas liquid, or NGL, services in the United States, through an integrated platform of midstream assets. Our gathering and processing assets are located primarily in the Permian Basin in West Texas and Southeast New Mexico, the Louisiana Gulf Coast primarily accessing the offshore region of Louisiana, and, through Targa Resources Partners LP, our publicly traded master limited partnership, the Fort Worth Basin in North Texas, the Permian Basin in West Texas and the onshore region of the Louisiana Gulf Coast. Additionally, our natural gas liquids logistics and marketing assets are located primarily at Mont Belvieu and Galena Park near Houston, Texas and in Lake Charles, Louisiana with terminals and transportation assets across the United States.

Conference Call

Targa will host a conference call for investors and analysts at 1:00 p.m. Eastern Time (12:00 p.m. Central Time) on Wednesday, February 25, 2009 to discuss fourth quarter and year end 2008 results.

The conference call can be accessed via Webcast through the Investor’s section of the Company’s website at http://www.targaresources.com or by dialing 800-240-4186. The pass code is 11126143. Please dial in ten minutes prior to the scheduled start time. A replay will be available approximately two hours following completion of the Webcast through the Investor’s section of the Company’s website and will remain available until March 11, 2009. Replay access numbers are 303-590-3000 or 800-405-2236 with pass code 11126143#.

Targa’s principal executive offices are located at 1000 Louisiana, Suite 4300, Houston, Texas 77002 and its telephone number is 713-584-1000.

For more information, visit www.targaresources.com.

Non-GAAP Financial Measures

This press release and accompanying schedules include non-GAAP financial measures of Adjusted EBITDA and operating margin. The press release provides reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or any other GAAP measure of liquidity or financial performance.

Operating Margin—With respect to our Natural Gas Gathering and Processing division, we define operating margin as total operating revenues, which consist of natural gas and NGL sales plus service fee revenues, less product purchases, which consist primarily of producer payments and other natural gas purchases less operating expense. Natural gas and NGL sales revenue includes settlement gains and losses on commodity hedges. Our Natural Gas Gathering and Processing segment operating margin is impacted by volumes and commodity prices as well as by our contract mix and hedging program, which are described in more detail in the Company’s reports and other filings with the Securities and Exchange Commission.

With respect to our NGL Logistics and Marketing division, we define operating margin as total revenue, which consists primarily of service fee revenues and NGL sales, less cost of sales, which consists primarily of NGL purchases and changes in inventory valuation. Within this division, our management analyzes segment operating margin for each of the three segments per unit of NGL handled or sold as an indicator of operational and commercial performance.

The GAAP measure most directly comparable to operating margin is net income (loss). Our non-GAAP financial measure of operating margin should not be considered as an alternative to GAAP net income (loss). Operating margin is not a presentation made in accordance with GAAP and has important limitations as an analytical tool. You should not consider operating margin in isolation or as a substitute for analysis of our results as reported under GAAP. Because operating margin excludes some, but not all, items that affect net income and is defined differently by different companies in our industry, our definition of operating margin may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. Management compensates for the limitations of operating margin as an analytical tool by reviewing the comparable GAAP measures and understanding how the differences between the measures could affect our decision-making processes.

Adjusted EBITDA—We define Adjusted EBITDA as net income before interest, income taxes, depreciation and amortization and non-cash income or loss related to derivative instruments. Adjusted EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks and others, to assess (i) the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; (ii) our operating performance and return on capital as compared to other companies in the midstream energy sector, without regard to financing or capital structure; and (iii) the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

The economic substance behind management’s use of Adjusted EBITDA is to measure the ability of our assets to general cash sufficient to pay interest costs, support our indebtedness, and make distributions to our investors. The GAAP measure most directly comparable to Adjusted EBITDA is net income (loss). Our non-GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to GAAP net income. Adjusted EBITDA is not a presentation made in accordance with GAAP and has important limitations as an analytical tool. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA excludes some, but not all, items that affect net income and is defined differently by different companies in our industry, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. Management compensates for the limitations of Adjusted EBITDA as an analytical tool by reviewing the comparable GAAP measure, understanding the differences between the measures could affect our decision-making processes.

Our segment operating margin is as follows for the periods indicated:

	Quarter Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(In millions)
Natural Gas Gathering and Processing	$77.2	$110.0	$423.9	$406.7
Logistics Assets	15.5	10.9	49.6	39.6
NGL Distribution and Marketing Services	3.5	21.6	18.5	55.5
Wholesale Marketing	0.2	11.8	13.2	22.8

	$96.4	$154.3	$505.2	$524.6

A reconciliation of our measurement of non-GAAP Adjusted EBITDA and non-GAAP operating margin to comparable GAAP measures follows:

	Quarter Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(In millions)
Reconciliation of net cash provided by operating activities to Adjusted EBITDA:
Net cash provided by operating activities	$113.4	$5.8	$300.9	$142.6
Interest expense, net (excluding amortization)	25.5	27.8	93.6	129.7
Current income tax expense (benefit)	1.0	(1.1)	1.2	0.2
Gain on debt extinguishment	13.1	—	13.1	—
Changes in operating working capital which used (provided) cash:
Accounts receivable and other assets	(296.0)	204.6	(587.0)	362.0
Accounts payable and other liabilities	311.9	(147.7)	516.4	(286.7)
Other, net	(79.7)	27.1	26.7	28.0

Adjusted EBITDA	$89.2	$116.5	$364.9	$375.8

	Quarter Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(In millions)

Reconciliation of net income to Adjusted EBITDA:
Net income	$9.2	$32.3	$52.9	$68.6
Add:
Interest expense, net	28.2	29.8	102.0	142.6
Income tax expense (benefit)	(3.3)	18.1	26.3	31.3
Depreciation and amortization	42.9	37.3	160.9	148.1
Non-cash loss (gain) related to derivative instruments	12.2	(1.0)	22.8	(14.8)

Adjusted EBITDA	$89.2	$116.5	$364.9	$375.8

	Quarter Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(In millions)

Reconciliation of net income to Operating Margin
Net income (loss)	$9.2	$32.3	$52.9	$68.6
Add:
Depreciation and amortization expense	42.9	37.3	160.9	148.1
General and administrative expense	17.2	17.9	95.9	96.1
Interest expense, net	28.2	29.8	102.0	142.6
Income tax expense (benefit)	(3.3)	18.1	26.3	31.3
Other, net	2.2	18.9	67.2	37.9

Operating Margin	$96.4	$154.3	$505.2	$524.6

Forward Looking Statements

Certain statements in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside Targa’s control, which could cause results to differ materially from those expected by management of the Company. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including declines in the production of natural gas or in the price and market demand for natural gas and natural gas liquids, the timing and success of business development efforts, the credit risk of customers and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in the Company’s reports and other filings with the Securities and Exchange Commission. Targa undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor contact:

Phone: 713-584-1133

Anthony Riley

Sr. Manager—Finance/Investor Relations

Matt Meloy

Vice President—Finance and Treasurer

TARGA RESOURCES, INC.
FINANCIAL SUMMARY (unaudited)

CONSOLIDATED BALANCE SHEET DATA
(In thousands)
	December 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$362,769	$177,949
Trade receivables	303,904	836,044
Inventory	68,519	143,185
Other current assets	121,956	105,198

Total current assets	857,148	1,262,376

Property, plant and equipment, net	2,617,369	2,430,070
Other assets	174,060	97,519

Total assets	$3,648,577	$3,789,965

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$407,140	$850,105
Other current liabilities	60,404	88,068

Total current liabilities	467,544	938,173

Long-term debt, less current maturities	1,552,440	1,398,475
Minority interest/non-controlling interest	949,608	815,126
Other long-term obligations	99,344	145,787

Stockholder’s equity:
Stockholder’s equity	547,707	548,520
Accumulated other comprehensive loss	31,934	(56,116)

Total stockholder’s equity	579,641	492,404

Total liabilities and stockholder’s equity	$3,648,577	$3,789,965

TARGA RESOURCES, INC.
FINANCIAL SUMMARY (unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)
	Quarter Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
REVENUES	$1,151,561	$2,346,244	$7,970,167	$7,269,660

COSTS AND EXPENSES:
Product purchases	988,451	2,124,694	7,189,811	6,497,983
Operating expenses	66,812	67,229	275,202	247,066
Depreciation and amortization expense	42,920	37,344	160,948	148,101
General and administrative expense	17,202	17,832	95,898	96,053
Casualty loss	1,411	—	19,310	—
Gain on sale of assets	(1,478)	(4)	(5,936)	(99)

Total costs and expenses	1,115,318	2,247,095	7,735,233	6,989,104

INCOME FROM OPERATIONS	36,243	99,149	234,934	280,556
Other income (expense):
Interest expense, net	(28,186)	(29,880)	(102,030)	(142,632)
Equity in earnings of unconsolidated investments	850	2,144	14,039	10,108
Gain on insurance claims	—	—	18,566	—
Gain on debt extinguishment	13,061	—	13,061	—
Minority interest/non-controlling interest	(16,069)	(21,009)	(98,026)	(48,129)
Loss on mark-to-market derivative instruments	—	—	(1,311)	—

Income before income taxes	5,899	50,404	79,233	99,903
Income tax (expense) benefit	3,271	(18,161)	(26,329)	(31,331)

NET INCOME	$9,170	$32,243	$52,904	$68,572

TARGA RESOURCES, INC.

FINANCIAL SUMMARY (unaudited)

CONSOLIDATED CASH FLOW INFORMATION

(In thousands)

	Quarter Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$9,170	$32,243	$52,904	$68,572
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	46,583	40,095	172,713	164,180
Deferred income tax expense	(4,332)	19,275	25,084	31,156
Risk management activities	12,222	(25,203)	(64,532)	(39,024)
Minority interest/non-controlling interest, net of distributions	(7,414)	(2,509)	(496)	(702)
Other	(5,016)	4,860	(33,404)	(99)
Changes in operating assets and liabilities	62,162	(62,983)	148,608	(81,481)

Net cash provided by operating activities	113,375	5,778	300,877	142,602

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(39,634)	(20,655)	(129,205)	(118,421)
Proceeds from property insurance	—	7,000	48,294	24,900
Acquisitions, net of cash acquired	(1,682)	—	(126,620)	—
Other	4,280	25	(15,816)	(2,368)

Net cash used in investing activities	(37,036)	(13,630)	(223,347)	(95,889)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowing (repayment) under credit facility	92,795	(690,325)	83,420	(1,399,700)
Net borrowing (repayment) under Partnership credit facility	97,765	331,800	(138,535)	626,300
Proceeds from issuance of Partnership senior notes	—	—	250,000	—
Repurchases of senior notes of the Partnership	(26,832)	—	(26,832)	—
Distribution to Targa Investments Inc.	(1,087)	(824)	(53,861)	(991)
Contribution from non-controlling interest in the Partnership	—	394,380	—	771,834
Costs incurred in connection with financing arrangements	—	(3,344)	(7,202)	(7,491)
Other	300	1,706	300	(1,455)

Net cash used in financing activities	162,941	33,393	107,290	(11,503)

Net change in cash and cash equivalents	239,280	25,541	184,820	35,210
Cash and cash equivalents, beginning of period	123,489	152,408	177,949	142,739

Cash and cash equivalents, end of period	$362,769	$177,949	$362,769	$177,949